UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ALERE INC.
(Name of Registrant as Specified in Its Charter)

COPPERSMITH CAPITAL MANAGEMENT, LLC
COPPERSMITH VALUE PARTNERS, LLC
JEROME J. LANDE
CRAIG ROSENBLUM
SCOPIA LONG LLC
SCOPIA PARTNERS QP LLC
SCOPIA PX, LLC
SCOPIA PARTNERS LLC
SCOPIA WINDMILL FUND, LP
SCOPIA INTERNATIONAL MASTER FUND LP
SCOPIA PX INTERNATIONAL MASTER FUND LP
SCOPIA LB LLC
SCOPIA CAPITAL GP LLC
SCOPIA CAPITAL MANAGEMENT LLC
MATTHEW SIROVICH
JEREMY MINDICH
CURT R. HARTMAN
THEODORE E. MARTIN

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Coppersmith Capital Management, LLC (“Coppersmith Capital”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Alere Inc., a Delaware corporation.

On July 8, 2013, Coppersmith Capital issued the following press release:

NEWS RELEASE

Media Contact:	Investor Contact:
Dan Gagnier	Mark Harnett
Sard Verbinnen & Co	MacKenzie Partners, Inc.
(212) 687-8080	(212) 929-5500

COPPERSMITH CAPITAL FILES DEFINITIVE PROXY MATERIALS TO ELECT THREE HIGHLY-QUALIFIED CANDIDATES TO ALERE’S BOARD AND SENDS LETTER TO ALERE STOCKHOLDERS

Notes That Alere is Deeply Undervalued as a Result of Misguided Strategy, Poor Execution and Capital Misallocation

Outlines Strategic Plan to Enhance Value That Can Generate Stock Price
Appreciation of 74% to 136%

Urges Stockholders to Vote the BLUE Proxy Card to Support Real Change and
Elect Coppersmith’s Nominees

New York, NY, July 8, 2013 – Coppersmith Capital Management, LLC (“Coppersmith Capital”) and the other participants in its proxy solicitation (collectively, “Coppersmith”), the fourth-largest stockholder of Alere, Inc. (NYSE: ALR) (“Alere”), owning approximately 7% of the shares outstanding, today announced that it has filed with the Securities and Exchange Commission definitive proxy materials in connection with the election of Coppersmith’s three highly-qualified and independent candidates to Alere’s Board of Directors at its upcoming annual meeting of stockholders on Wednesday, August 7, 2013.

Coppersmith also sent a letter to Alere’s stockholders outlining a detailed plan for value creation and urging all stockholders to vote the BLUE proxy card for the election of Coppersmith’s nominees.

Jerome Lande, Managing Partner of Coppersmith Capital, said: “We have a deeply rooted belief in Alere’s intrinsic value, which has been systematically eroded by a misguided strategy, operational mismanagement and questionable acquisitions.  We have attempted to work with the company to bring about real change that can benefit all stockholders, but have been disappointed by the fortress mentality around a value destroying status quo.   Indeed, the company has made a desperate attempt to window dress by putting forward a slate of new hand-picked nominees that have already committed to support a failing strategy, before they are even in place to act as the stockholders’ fiduciaries.”

Added Lande, “We are putting forward a plan that has the potential to create real near-term value and strengthen the overall business for the future.  We ask our fellow stockholders to review Coppersmith’s detailed plan to unlock value and re-focus Alere on its core business.  We urge them to support real change and vote the blue proxy card to elect our three highly-qualified and independent director nominees.”

The full text of the letter follows:

VOTE THE BLUE PROXY CARD TODAY TO ENSURE THAT ALL STRATEGIES ARE CONSIDERED TO
ENHANCE THE VALUE OF YOUR ALERE INVESTMENT

Dear Fellow Alere Stockholder:

Coppersmith Capital Management, LLC and the other participants in its proxy solicitation (collectively “Coppersmith”) own approximately 7.0% of Alere, Inc. (“Alere” or the “Company”).  We have nominated three highly qualified, independent candidates, Curt R. Hartman, Theodore E. Martin and Jerome J. Lande, for election to Alere’s board of directors (the “Board”) at the upcoming annual meeting of stockholders (the “Annual Meeting”).  We believe we are the fourth-largest stockholder of Alere and have consistently continued to increase our position by close to 20% since the announcement of our nomination of director candidates because we believe in the strength of Alere’s core assets and are encouraged by the strong support we have received from our fellow stockholders.

Alere is deeply undervalued and chronically underperforming, in our view, largely as a result of major strategic, structural and operational problems within the control of management and the Board.  Yet, Alere’s management and Board have proposed only feeble half-measures, with no quantified targets or timetables, in what appears to be nothing more than an attempt to placate frustrated stockholders. We believe Alere’s plan will only result in preserving the status quo and the ongoing destruction of stockholder value. In contrast, Coppersmith has proposed a clearly defined action plan with specific financial goals, and the stockholder representation needed to enact it:

1)	Divest the Health Management division, while partnering to preserve any attractive product sales, in a competitive auction process conducted by a qualified independent investment banker.

We estimate completion by 1st quarter of 2014, proceeds of $270 million to $400 million, and boost to operating margins and growth of 380 basis points and 90 basis points, respectively.

2)	Commence an aggressive de-leveraging program with divestitures of non-core businesses including the consumer products joint venture and potentially the Toxicology division.

We estimate potential proceeds of up to $3.4 billion (including Health Management and the businesses in management and the Board’s $200 million plan), for potentially zero net leverage at year-end 2013.

3)	Rationalize operations, focused on cost reductions and a culture of ROIC-based decision making and accountability

We estimate a conservative range of $50 to $100 million in cost savings, but believe far more may be achievable by the first half of 2014.

Coppersmith believes these actions can generate a stock price of $43 to $58, or 74% to 136% appreciation from Alere’s current prices as of June 28, 2013.  If not, we firmly believe the resulting streamlined company would be highly attractive to strategic and financial acquirors, at similar valuation or greater.

(dollars in millions, except per share amounts)	Low		High
Total Divestiture Proceeds	2,940.9		3,371.6

Core Diagnostic 2014E EBITDA	406.5		406.5
Cost Savings	50.0		100.0
Core Diagnostic MI DA plus Cost Savings	456.5		506.5
Trading Multiple	10.0	x	11.0	x
Core Diagnostic Value	4,565.4		5,571.9
Estimated Net Debt & Preferred at 12/2013	1,032.8		602.1
Equity Value	3,532.5		4,969.8

Implied Price Per Share	$42.67		$57.84
Premium to Current Price	74.2%		136.1%

We believe Alere needs a strong, independent Board that will open-mindedly evaluate all available alternatives to restore Alere to profitability and build a more valuable Company. Coppersmith’s nominees are truly independent and will consider all strategies to enhance stockholder value.  On the other hand, in his June 27, 2013 letter to stockholders, Chairman and Chief Executive Officer (“CEO”), Ron Zwanziger, made it clear that Alere’s new hand-picked nominees are already committed to management’s failing strategy even BEFORE their election to the Board, stating “Your Board’s director nominees have committed to being actively engaged in overseeing management’s execution of Alere’s strategy.”

Stockholders deserve better – they deserve truly independent directors who are committed to representing stockholders’ interests and will consider all viable strategies to enhance Alere’s value.
____________________

Alere’s Record Speaks for Itself: Change is Overdue

Stock Underperformance

Alere’s stock price performance has punished stockholders on an absolute basis as well as relative to both the stock market generally and healthcare companies specifically (as defined by the Company’s own chosen comparables, the NYSE Composite Index and the Dow Jones US Healthcare Index).

Stock Performance(a)	2 Year	3 Year	5 Year	1 Day Before Matria (b)	10 Year
Alere	-36.1%	-26.5%	-30.0%	-51.0%	47.9%
NYSE Composite	16.0%	48.6%	14.2%	23.1%	122.7%
DJ US HC Index	39.2%	78.4%	69.8%	67.1%	119.2%

Underperformance vs. NYSE Composite	-52.1%	-75.2%	-44.2%	-74.1%	-74.9%
Underperformance vs. DJ US HC Index	-75.3%	-104.9%	-99.8%	-118.1%	-71.3%

a.          Total Return as of May 31, 2013.
b.          From January 27, 2008, the day before the Matria Healthcare acquisition was announced.

We believe the long-term record is indefensible and shows a chronic disregard for stockholders’ best interests:

•	Alere’s stock averaged -77% underperformance relative to its comparable indices over the last two through ten-year periods, and average absolute performance in these periods of -11%.

•	It has also been terrifically volatile in painful short-term periods, with one-day declines of at least -13% in each of the last three fiscal years.

•
We find it disingenuous that a Chairman and Board with tenures of 12 and 10 years respectively, can ignore years of underperformance and in their June 27, 2013 letter to stockholders, cite only a stock price return over the last eight months, a period which follows the operational debacle and stock price crash due to the FDA investigation.

Operational Underperformance

Alere’s operating performance has deteriorated for several years, despite over $2.5 billion in acquisitions since 2009.

Non-GAAP Operating Results	2009	2010	2011	2012
Professional Diagnostics Organic Growth (Incl. Triage	7.4%	5.7%	5.5%	1.4%
Health Management Organic Growth	-2.1%	-8.6%	-10.7%	0.2%
Gross Margin	57.7%	56.1%	55.3%	53.6%
Operating Margin	24.3%	22.1%	20.7%	17.9%
Adjusted EPS	$2.63	$2.51	$2.48	$2.25

We are concerned that:

•	Poor execution has led to long-term negative trends across many operational measures.

•
These intrinsic operational problems were compounded by the FDA investigation into, and subsequent change in release specifications and manufacturing yields for, Alere’s Triage troponin product line. This business interruption and accompanying weakened revenue and margins negatively impacted 2012 EPS by $0.32 and caused a 14.7% decline in stock price on the day Alere announced the seriousness of the investigation and a recall of affected products.

•
Even worse, Alere seemed to be caught off-guard by the investigation into Triage, when close competitor Beckman Coulter had come under investigation for its own troponin product line only two years earlier.

•
Alere excluded the lost revenue from the FDA investigation in its reported 2012 organic growth, and then claimed its recovery as an “Action Taken” as part of its plan to “Re-establish historic organic revenue growth”.

•	Alere has consistently missed its targets:

o	Alere missed its initial annual Adjusted EPS estimates by 10% or more in each of the last three years. Perhaps this is why it stopped issuing guidance in 2013.

o	Alere’s new product sales have fallen dramatically short of its 2010 predictions, by 20% in 2011, over 60% in 2012 and an expected 80% in 2013. Alere management has retracted these projections also.

o
Two new products also underpin management’s undelivered, vague promises of recovering organic growth: the CD4 Analyzer and epoc Blood Analysis System.  These products both fell short of their 2012 targets by roughly 50%.

o
Notably, Alere’s new growth plan makes no mention of the vaunted Heart Check product line which despite projections of over $30 million in sales for 2012 and over $85 million in 2013, has yet to produce material revenue, despite reported development expenditures of well over $120 million through 2010.

Capital Misallocation

We believe that Alere’s management and Board have failed in their duties as stewards of stockholder capital.  We wonder:

•	Why with over $4 billion in acquisitions since 2008, has Alere’s enterprise value increased by less than $1 billion? What happened to this $3 billion in stockholder wealth lost in five years?

•
Why does Chairman and CEO Zwanziger boast about “continually analyzing our business to evaluate prudent divestitures”, when Alere has completed only one material asset sale and one joint venture in the last ten years, representing one divestiture for every 50 acquisitions and proceeds of less than 5% of acquisitions?

•
Has management and the Board performed thorough due diligence, including proper risk analysis, on its acquisitions, considering they have completed over 100 acquisitions in 10 years, a pace of nearly a deal a month?

We believe the Board and management’s poor track record in capital allocation reflects either lack of interest in, or capacity for, proper risk and valuation analysis.  Some examples that reinforce our view:

•
The Company (at the time known as Inverness) acquired Alere Medical, Inc. (the original kernel of the Company’s Health Management business) in October 2007 for $302 million, or 3.9x revenue, from a private equity firm that had purchased it six months earlier for $175 million, or 2.8x revenue. One month later, the Company bought ParadigmHealth, Inc. for $230 million, or 3.8x revenue.  Two months later the Company acquired Matria Healthcare, Inc. (“Matria”) for $1.2 billion, or 3.4x revenue. Today, Alere’s closest health management comparable, Healthways, Inc. (NYSE:HWAY) (“Healthways”), trades for roughly 1.1x 2013 consensus estimated revenue.  Alere trades at roughly 2.1x 2013 consensus estimated revenue, versus its diagnostic peers at roughly 3.9x on average.

•
From November 2011 through December 2012, Alere made two investments in the mail order diabetic testing supply industry (Arriva Medical and Liberty Medical Supply). Only a month later in January 2013, CMS announced a 71% reimbursement reduction for mail-order diabetic supplies.

We believe Matria is a case study in how Alere approaches acquisitions.  In 2007, we performed extensive analysis of the health management industry, in contemplation of a potential investment in Matria.  We chose not to pursue such investment because of strategic problems we uncovered during our due diligence.

•	In 2007 Matria had already begun to lose several major contracts which would lead to organic revenue declines in 2008.

•	The industry generally, and Matria specifically, were largely unable to demonstrate an ROI for customers.

•
Matria’s decision to sell directly to employers put it in direct competition with payors/insurers.  We saw this as a “ticking time bomb” as insurance companies began aggressively insourcing health management.

•
Healthways instead chose to operate as an outsourced health management provider for insurers to offer their customers.  As we expected, this strategy appears to have allowed Healthways to weather the industry’s downturn better than Alere.

•
We were not the only ones to see these risks.  John Spina, Vice President and Treasurer of Walgreen Company (NYSE: WAG), a participant in the Matria sales process, stated to DealReporter in April of 2008:  “There have been some reports that potentially Walgreens could be ‘waiting in the wings’.  I can assure you that we are not sitting there ‘waiting in the wings’ for anything to happen with Matria.”  The article continues to paraphrase Spina: “There just have not been any viable economic models to date that would justify such an acquisition financially.”

____________________

The Real Change Needed at Alere: Coppersmith is Proposing A Better Way Forward

Health Management and Alere: A Chronic Sickness in Itself

Chairman and CEO Zwanziger has been promising growth and increased profits in Health Management that he has failed to deliver for five years in a row:

Year	Ron Zwanziger’s Earnings Commentary on Health Management	Reality
2008	“… I think we very much we've bottomed out” – 3Q08; “…we expect 2009 revenues to be slightly up compared to a pro forma 2008.” - 4Q08	2009 organic revenue down 2.1%, EBITDA margin 327bps
2009	“…we are feeling really quite – quite, quite good about what's happening here in this business.” And “…we do expect to have some significant organic growth in 2010” - 1Q09	2010 organic revenue down 8.6%, EBITDA margin 323bps
2010	“…we expect the health management business to recommence modest overall growth in 2011.” - 2Q10	2011 organic revenue down 10.7%, EBITDA margin 578bps
2011
“At this point, we feel that the health management division has begun to turn the corner and we expect modestly increasing revenues and stable to increasing gross margins from this point forward.” - 1Q11
2011 organic revenue down 10.7%, EBITDA margin 578bps
2012	“Another favorable trend in the first quarter was improved predictability and stabilization of our health management unit” - 1Q12	2012 revenue up 0.2% but EBITDA margin down 485bps

It is clear to us that Chairman and CEO Zwanziger’s strategy has and is continuing to fail.  Yet, instead of holding Chairman and CEO Zwanziger and his management team accountable for their failed strategy, the Board is asking stockholders to continue to support it. Chairman and CEO Zwanziger and the incumbent Board have nominated four new candidates to Alere’s Board, who he tells us, have committed to support Alere’s failed strategy.

THE FACTS: The operating results of Alere’s Health Management business are a disaster by almost any measure.

(dollars in millions)	2007	2008	2009	2010	2011	2012
Health Management Organic Growth	NM	48.9%	-2.1%	-8.6%	-10.7%	0.2%
Health Management EBITDA Margin	17.1%	24.8%	21.5%	18.3%	12.5%	7.6%
Net Change to Goodwill	463	817	142	(969)	(353)	25

The results of Alere’s capital allocation in the Health Management division are even worse:

•	18 acquisitions totaling over $1.8 billion

•	13 acquisitions since organic revenue growth turned negative

•	$1.4 billion of $1.5 billion in goodwill already written off (92%)

•	6 more acquisitions since the write-downs

•	$198 million in capital expenditures so far

 “For the Health Solutions/Management business, meanwhile, we continue to value the business at $0…” – Greg Simpson, Wunderlich Securities, 5/9/13

“Our $25 price target assumes $200 MM for the DM segment…” – Zarak Khurshid, Wedbush Securities, Inc., 5/22/13

Alere has pursued its Disease Management strategy for six years during which time a) Chairman and CEO Zwanziger’s view on connected health has changed remarkably little, and b) none of his competitors have pursued a similar strategy.

ALERE’S PLAN: Alere’s current strategy for the Health Management division has two principal components.

1)	Joint Venture 40% of the Health Management division

We consider this to be poor strategy that willfully ignores the failings of the Health Management division:

•	Alere would retain 80% ownership in a difficult-to-unwind partnership that would further complicate a potential divestiture in the future.

•	In discussions with management we have gleaned no reasonable basis for expecting that a joint venture for these assets would accrete meaningful value.

•	The remaining Health Management business would continue to have growth and margins that are dilutive to the financial profile of the core diagnostics businesses.

•
Alere’s stock will continue to suffer from the failure of the Health Management division, harming overall valuation and absorbing disproportionate investor relations bandwidth as Alere struggles to regain credibility.

We believe Alere’s inability to consummate such a joint venture thus far may indicate the lack of merit of such a strategy:

•	Began over a year ago as “sell or joint venture” by end of 2012; now joint venture with no deadline

o	We understand via industry sources that there are virtually no interested parties in a joint venture with Alere or purchase at a positive cash price.

•	Alere has been exploring joint venture in health management unsuccessfully since the acquisition of Matria (as first reported in the Matria announcement, January 28, 2008).

Our discussions with management regarding the purpose and value of the proposed joint venture lead us to believe this strategy was designed to placate frustrated stockholders by hiding past mistakes off-balance sheet, while further entrenching the connected health strategy.

2)	Rebrand Health Management as health information solutions, with a focus on health information exchanges (HIE)

In an apparent example of spin and damage control, Alere has changed the name of its Health Management division to something more reflective of the current fashion in investor buzzwords.  This move is premised in large part around the Company’s nascent offerings in the HIE market, an effort that began with its December, 2011 acquisition of Wellogic, a distressed, poorly positioned developer of HIE technology.

Chairman and CEO Zwanziger has stated to Coppersmith that Alere has the only truly operable, universal and agnostic HIE system presently in the market.  To the contrary:

•	Industry reports state that there are in fact over 280 such systems available today, with dozens presently serving customers.

•	Leading healthcare information technology research firm, KLAS Research, did not even include Alere in its review of the top eleven vendors who comprise 80% of the market.

•	These market leaders include, among others, GE, Microsoft, Cerner, Allscripts, Aetna, UnitedHealth, McKesson and Siemens – whose average market capitalization is $94.5 billion, almost 50x Alere’s.

o	Medicity (Aetna) has 800 hospitals and 250,000 physicians using their network today.

o	AllScripts has stated publicly it will spend $500 million on its HIE business in 2013 alone.

The long-term value in HIE is the analytics one can drive from data.  The above-mentioned companies own, control or access more healthcare data than Alere (or arguably any diagnostics company).  The health insurance and IT industries have been producing data analytics for decades.  Sadly, we consider Alere a dilettante in this space, and believe the industry research supports this view.  Furthermore, Alere’s management and Board made virtually the same mistake before.

2007: Health Management	2013: Health Information Exchange
•      Alere laun
ches new strategy only tenuously connected to its core business
o     ‘Will pull significant diagnostic revenue’
o     Well-capitalized competitors: payors, etc.
•      None of Alere’s diagnostic competitors follow

•      Alere launches new strategy only tenuously connected to its core business
o     ‘Will pull significant diagnostic revenue’
o      Well-capitalized competition: payors, IT
•      None of Alere’s diagnostic competitors follow

• Result: $2 billion spent, $1.4 billion written-off and years of declining growth and margins.	RESULT?

COPPERSMITH IS PROPOSING A BETTER WAY FORWARD: Coppersmith believes that management and the Board must be honest with themselves and investors about the permanent impairment of the Health Management division and the failure of the combination strategy with diagnostics, and should sell the entire Health Management division.  Our recent conversations with investors have strengthened our belief that this is one of the largest stumbling blocks to maximizing Alere’s value, either as a public company or in a sale process to the many strategic or financial potential acquirers we believe would be attracted to an acquisition of Alere WITHOUT Health Management.

We believe there are two important steps to divesting the Health Management division:

1)	Establish services partnership for inRatio product business and any future potential home monitoring

inRatio is Alere’s only meaningfully commercialized combination of diagnostics products and health management services.  We believe it would be simple, practical and objectively preferable (due to scale, profitability and risk) to partner with any eventual buyer of the Health Management division, or an alternative third party, for the provision of associated home monitoring services. We note that the home health equipment and services industry has been hurt by negative reimbursement trends and, in our view, this would likely be an attractive source of new business.

2)	Retain an investment banker to sell the Health Management division, and in so doing realize $1.4+ in tax assets

Based on industry sources, we believe that there may be parties interested in the entire Health Management division.  We estimate a sale of the Health Management division could generate proceeds of $270 million to $400 million on the basis of a 0.5x to 0.75x revenue multiple range. Chairman and CEO Zwanziger would have us believe there is tremendous value in the Health Management business.  If he is right, that value should be reflected in the results of a competitive auction for the business run by a qualified investment banker.

Such sale, unlike a partial sale such as the joint venture plan, would also unlock an over $1.4 billion tax asset by our estimate that could be used to shield Alere from paying tax on gains from other divestitures.  Both Alere’s current plan and Coppersmith’s proposed plan assume divestitures and, accordingly, we believe the logical first step is the realization of this tax asset which resides in the stock of the Health Management subsidiary and therefore requires the disposition of its stock through a complete sale of the division.  Chairman and CEO Zwanziger has alleged that this tax benefit is the only reason Coppersmith wants the Health Management division sold.  This is not true.  Coppersmith believes the Health Management divisions should be divested because:

•	It is a bad business with poor margins, weak growth and strong competition from massive participants with greater capital to devote and more to lose if they fail;

•	It is a far smaller and worse business than Alere’s core diagnostics franchise, yet it dominates management’s time as well as dialogue with investors, and harms overall valuation;

•	Alere’s record in health management is very poor and provides no reason to have confidence in any projections of future success; and

•	Selling the Health Management division would unleash a $1.4 billion tax asset.

____________________

Alere’s Leverage: Unsafe, Unaddressed, Unpalatable to Investors

“What Coppersmith has mistakenly ignored, is that divesting profitable businesses and using the net proceeds to pay down low-cost debt is dilutive to earnings, unless the sale price is at exceedingly high multiples of cash flow.” – Chairman and CEO Zwanziger’s Letter to Stockholders, June 27, 2013

We are perplexed by, and strongly disagree with, Chairman and CEO Zwanziger’s assessment.  Using his logic, everything with a ROIC above 5% (Alere’s current average interest rate) is worth buying or keeping and leverage should theoretically be unlimited! Moreover, how do you manage risk when you think your cost of debt is your cost of capital?  This is how you end up with astronomical leverage and a P/E roughly half your peers!

THE FACTS: Over the last three fiscal years Alere’s debt level has increased by over $1.7 billion even as its market capitalization has declined by nearly $2 billion. At the beginning of this period Alere’s leverage ratio was 3.3x and has since risen to 6.0x as of the first quarter of 2013. This leverage is out-of-step with Alere’s diagnostic peers specifically, the healthcare industry generally and the stock market broadly. Alere’s leverage is far more consistent with a private equity leveraged buyout than a healthy, thriving public company especially in a high-growth industry such as the medical devices industry. Alere has gorged on the low-cost debt environment of the last five years.  As we have seen in particular focus during the last month’s bond rout, the weakening of that environment is not a question of ‘if’, but ‘when’, the answer to which we have learned is sooner than the market expected. Some $2.4 billion of Alere’s debt is at floating rates.  Over $3 billion of Alere’s debt will be due within five years.

ALERE’S PLAN: We believe Alere’s management and Board fundamentally misunderstand the consequences of this enormous leverage on the risk profile and equity valuation of the Company.  Nowhere is this more apparent than in Chairman and CEO Zwanziger’s insufficient leverage target of 4x at the end of 2015.

•	This goal implies using less than all free cash flow to reduce debt (according to consensus estimates).

•	We firmly believe the leverage discount applied to Alere by equity markets will remain in place at 4x.

•	A three-year timeframe is too lax, and incommensurate with the gravity of the problem.

•
Alere’s leverage will not permit it to re-engage in truly synergist M&A in its core POC diagnostics franchises because Alere will remain in a leveraged equity M&A trap - too cheap to issue stock, too levered to add debt.

COPPERSMITH IS PROPOSING A BETTER WAY FORWARD: Alere has the opportunity to generate significant value through well thought-out divestitures and can use the proceeds to alleviate the burden of its leverage.  Alere’s management and Board see less than $200 million in annual sales worth divesting, according to Company executives.  Wall Street research has stated the presumed value of these divestitures to be roughly $200 million.   Coppersmith believes Alere can and must do much better.

Consumer products joint venture (“P&G JV”): We believe the P&G JV essentially created a fallow asset with no synergies that most investors ignore in valuing the Company:

•
Alere’s share of the P&G JV’s net earnings appears below the line and therefore out of sight for most investors’ and research analysts’ valuation calculations, particularly as its gross and operating margins are not disclosed.

•	The P&G JV has barely grown since its formation in 2007.

•	The U.S. launch of a conception timing product may spur growth but still not accrue to Alere’s stock.

•
We estimate the value of the P&G JV to be between $240 million and $325 million.  This is based upon comparable revenue multiples of consumer product companies and the price Proctor & Gamble paid for its 50% share of the P&G JV at inception.

Toxicology: Alere’s management and Board have stated that considering a sale of the Toxicology division “makes no strategic or financial sense”.  We fail to see why simply evaluating a near-term potential solution to Alere’s leverage problem makes no sense, particularly considering Chairman and CEO Zwanziger as recently as 2011 himself suggested selling the Toxicology division, stating “We rarely talk about our Toxicology business because it doesn’t quite fit the model of everything I’ve been talking about, but it is one of a [sic] healthy business…We have toyed with the idea from time-to-time about selling this business.”

We agree with Chairman and CEO Zwanziger: the Toxicology division is largely not strategically or operationally linked to Alere’s Professional Diagnostics businesses.

•	Toxicology sells principally to employers, law enforcement and corrections, not doctors and hospitals.

•	Toxicology is only 30% POC testing, 40% reference labs and 26% drug test program management.

Proper evaluation of alternatives regarding the potential divestiture of the Toxicology division would consider:

1.	Whether Toxicology has anything more than a rhetorical relationship to Alere’s stated strategy;

2.	Whether virtually eliminating Alere’s leverage would generate the mere 25% closure of P/E valuation gap to peers we estimate would nullify any stock price impact from reduced earnings; and

3.
Whether a sale could be structured to retain the 30% of actual POC testing (potentially including partnership to maintain contracts for POC combined with reference lab testing or program management, if any).

Without better disclosure, we cannot estimate the values of the individual parts of Toxicology.  We estimate a complete sale of Toxicology would generate $2.2 billion to $2.4 billion, based on precedent transactions.  Adding these potential transaction values to the aforementioned potential sale of the Health Management division and the $200 million reportedly targeted by Alere, yields a range of debt reduction of $2.9 billion to $3.4 billion, or $700 million to $930 million assuming no sale of Toxicology.  We estimate the resulting leverage at the end of 2013 would be 0.0x to 1.0x assuming a sale of Toxicology and 3.7x to 4.3x assuming no Toxicology sale.

Coppersmith’s plan can result in Alere being at best DEBT FREE NOW and at worst TWO YEARS AHEAD of management and the Board’s target.
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Alere’s Operations: Poor Performance, No Accountability

THE FACTS: We are concerned that Alere’s corporate culture does not embrace operational accountability.  Several facts support this:

•	There has been no change in Alere’s C-suite in over six years other than the recent ADDITION of a Chief Operating Officer, whose hiring we believe was in part a reaction to pressure from stockholders.

•	Alere’s management and Board have failed to establish goals for cost savings, profitability or growth.

•	Alere ceased issuing guidance this year, after missing initial projections for the last three years straight.

•
Alere’s R&D budget ($150+ million) was, until recently, 75% devoted to projects not expected to commercialize for at least 10 years. We support long-term investing, but this timeframe likely outlasts even the longest-term investors, effectively eliminating R&D accountability.  Only in the 3rd quarter of 2012 did Chairman and CEO Zwanziger alter this split, and only to 50%/50%.

•
Alere has a matrix management structure, an operational and reporting structure that, when properly executed can increase collaboration.  However, when poorly executed, as we believe Alere has proven itself prone to, can serve to vastly confuse P&L responsibility and diminish personal accountability.

We believe this lack of accountability in Alere’s management culture may also be responsible for the 200 basis points rise in SG&A margin since 2010 when Alere began increasing the size of its global sales force by over 20%. The sales force increase was largely due to management and the Board’s expectations for new product sales which, as previously discussed, have been a significant disappointment, and reflects Alere’s general tendency of building inappropriate scale for an organization of its size and scope.  For instance, Alere has also built complete direct sales organizations in 35 countries (up from 23 in 2010) despite its lack of full product suites available in many of them.  Even Chairman and CEO Zwanziger acknowledges this:

“As I said, I think our SG&A is too high particularly in the cardiology and the infectious disease side. The reason for that is because we spent the last several years building our system around the world, which we now have formed. We're in 35 markets around the world directly, with full sales and marketing and capabilities and in many cases – in many of those countries, not all our product are on sale…” – Chairman and CEO Ron Zwanziger at the J.P. Morgan Global Healthcare Conference January 9, 2013

ALERE’S PLAN:  On December 30, 2012, Alere hired a Chief Operating Officer (“COO”), Namal Nawana, to purportedly address the Company’s long-term operating underperformance.  We believe the COO appointment was largely a reaction to pressure from stockholders. While we generally support the addition of an operating executive to bolster the weaknesses of the existing management team, we have concerns with respect to the resulting management structure and the role and authority that Mr. Nawana will have in reality.  In our experience, it is unlikely that a COO will succeed in fixing the mistakes of the very CEO and Board to whom he reports. Several factors heighten our concern:

•	After six months Mr. Nawana has yet to establish any tangible, specific goals or timeframes for cost savings, profitability or growth. Nor has he committed to doing so at a later time.

•
On the 1st quarter of 2013 earnings call, Mr. Nawana appeared to focus his remarks around the generation of operating leverage rather than actual savings from Alere’s bloated cost structure. We worry that Mr. Nawana’s mandate is geared toward Alere growing into its current expense structure, rather than rightsizing it.

•	Mr. Nawana has not been made available to meet either with us or, to our knowledge, any other stockholders.

•
Mr. Nawana has an unusual compensation package. In addition to ample salary, bonus and options, Mr. Nawana was granted 110,000 restricted stock units at the time of his hiring (“RSUs”, of which he is the only recipient), which currently have a value of $2.7 million. The RSUs vest after one year if Mr. Nawana voluntarily terminates his employment. Mr. Nawana’s compensation structure suggests to us that he shares our doubts about his authority and likelihood of long-term success at Alere.

COPPERSMITH IS PROPOSING A BETTER WAY FORWARD: We believe meaningful opportunities exist for cost savings that we conservatively estimate to range between $50 million to $100 million annually:

1.
Returning SG&A margin to the Company’s historically consistent levels prior to the expansion binge since 2010 would produce savings of $55 million. This could be achieved by further acquisition integration, reducing redundant headcount, re-engineering subscale territories, creating shared services teams, rationalizing IT costs (ERP consolidating, etc.), relocating support functions to low-cost geographies and evaluating the matrix structure to ensure it appropriately aligns management outcomes and incentives with stockholder expectations.

2.
Restoring 50-100% of the gross margin degradation since 2010 would generate $36-$71 million in savings. We believe opportunities exist to consolidate manufacturing facilities (five disclosed facilities under 65,000 square feet and more that are not disclosed), explore lower-cost geographies, consolidate toxicology laboratories (eight disclosed labs and more that are not disclosed), implement shared materials sourcing initiatives to generate scale (including internal capacity), and increase automation and other yield improvements.

3.
25% of R&D expense (roughly $40 million) is being redirected from long-term to short-term projects as a top-down decision without regard for specific project ROI, we believe.  This amount may instead represent a savings opportunity.

4.
If the potential divestitures of management’s targets, Health Management, the P&G JV and the Toxicology division are executed, then corporate expenses savings of $19 million could be generated to adjust for the proportional reduction in revenue.

The sum of these four components represents potential cost savings of up to $150 million to $185 million.  Coppersmith believes generating $50-$100 million in savings should be readily achievable.

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The Coppersmith Nominees: Committed Only to Stockholders’ Interests

As one of the largest stockholders of Alere, we are deeply concerned with the current Board’s failure to address the serious issues facing Alere.  The Company has proposed a slate of four new director candidates only to state that these candidates if elected are committed to overseeing the management’s current failed strategy.  We believe stockholders cannot afford this continued destruction of stockholder value.  Accordingly, Coppersmith is seeking your support to elect its three highly-qualified, independent candidates with valuable and relevant business and financial experience, who will bring a fresh perspective and a culture of accountability into the boardroom. Messrs. Hartman and Martin are independent of Coppersmith and have extensive operational and board experience in healthcare products companies. Mr. Lande has a long track record of helping to create stockholder value at private and public companies and is the direct representative of one of the Company’s largest stockholders.

Curt Hartman is the Former Interim CEO and CFO of Stryker Corporation (“Stryker”), as well as Global President, Stryker Instruments and has 22 years of operating experience in the medical products industry. During his tenures as Interim CEO and CFO of Stryker from 2009 to 2013, he was directly responsible for leading Stryker through tremendous strategic and operational change, including multiple acquisitions, financings and leadership transitions, all against the backdrop of the financial crisis and the dramatically changing healthcare landscape. Mr. Hartman implemented divisional reorganization, company-wide realignment of IT and Finance, closed underperforming business units and championed international expansion. For the previous nine years Mr. Hartman ran Stryker’s Instruments division, completing multiple acquisitions, instituting new operational and organizational strategy and generating market-leading growth.  Overall, Mr. Hartman has extensive acquisition, licensing and divestiture experience across twenty-six transactions with total value in excess of $3 billion, including as leader of the integration of the $1.5 billion acquisition of the Neurovascular division of Boston Scientific Corp. During his time as interim CEO and CFO, Stryker delivered a total stockholder return of more than 70%.  We believe Mr. Hartman’s strong operational background in medical products and his success in driving cost savings and acquisition integration will be of significant value to the Board as the Company attempts to improve efficiency and streamline operations.

Ted Martin has over 30 years of operational and board-level experience as the former CEO of the Barnes Group Inc. (“Barnes”), current Member of the Board of Directors of Ingersoll-Rand PLC, and former Member of the Boards of Directors of leading, large-cap healthcare products companies C.R. Bard Corp. (“C.R. Bard”) and Applied Biosystems Inc. (“Applied Biosystems”). Mr. Martin has a deep operational background in manufacturing from his time at Barnes, a manufacturer and distributor of custom metal parts for aerospace and industrial markets, as well as prior experience at Allied Signal Inc. and General Electric Co. During his tenure as CEO from 1995 to 1998, Barnes delivered eight consecutive quarters of record earnings, three years of increasing dividends and a total stock return of 150%.  In addition to his strong operating background, Mr. Martin has deep board-level experience, including almost a combined 20 years spent on the boards of large-cap healthcare product companies.  Mr. Martin was a director of C.R. Bard, a manufacturer of medical, surgical, diagnostic and patient care devices, from 2003 to 2013, during which time total stockholder return was over 120%. While on the board, Mr. Martin served as the chairman of the Science & Technology committee.  Mr. Martin was a director of Applied Biosystems, a global leader in the development and marketing of instrument-based systems, consumables, software, and services for academic research, the life science industry, and commercial markets, from 1999 to 2008 until it was acquired by Invitrogen Corp. for $6.7 billion.  During Mr. Martin’s tenure, the total stockholder return of Applied Biosystems was over 25%. We believe Mr. Martin’s large-cap healthcare products board experience will be of significant value to the Board as it evaluates the right strategic configuration for the Company, and that his experience as chairman of the Science & Technology committee at C.R. Bard will be valuable to improving Alere’s R&D program. In addition, Mr. Martin has broad experience as a member of boards that added stockholder representation: C.R. Bard, on which a partner of Valueact Capital served, and Ingersoll-Rand PLC, on which Nelson Peltz presently serves. We believe this experience will be valuable in moving the Board forward constructively following the Annual Meeting.

Jerome Lande is the Managing Partner of Coppersmith Capital Management, LLC and has over 15 years of experience in helping to create stockholder value at public companies. Coppersmith is an investment firm he co-founded in 2012 to focus on event-driven investing in undervalued small and mid-cap companies undergoing, or capable of, operational and/or structural value-enhancement. Previously Mr. Lande was a Partner with Millbrook Capital Management, Inc., an investment firm focused on private equity and event-driven public equity investing (the latter via its former affiliate, MMI Investments, L.P.), and a Corporate Development Officer with Key Components, Inc. (“Key Components”), a global diversified industrial manufacturing company (acquired by Actuant Corp.). Mr. Lande has significant experience evaluating companies from a financial, operational and strategic perspective to identify inefficiencies and develop strategies to enhance value. Mr. Lande has extensive experience investing in the healthcare and diagnostics industries. At Key Components, Mr. Lande also oversaw the acquisition and integration of several businesses.  We believe Mr. Lande’s broad investment experience and strong understanding of the financial markets will benefit the Board as it seeks to correct the historical weaknesses the Company has experienced in capital allocation, risk management, investor relations and overall corporate strategy.

Sincerely,
/s/
 Jerome Lande

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